UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 25, 2008

NNN 2003 Value Fund, LLC
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-51295	20-122092
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1551 N. Tustin Avenue, Suite 200, Santa Ana, California		92705
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(877) 888-7348

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On January 25, 2008, Triple Net Properties Realty, Inc., the property manager of our Tiffany Square property located in Colorado Springs, Colorado, was notified by PRC, LLC, or PRC, that PRC had filed for protection under Chapter 11 of the United States Bankruptcy Code. NNN VF Tiffany Square, LLC and PRC are parties to a lease agreement that terminates on May 31, 2013. PRC is the Tiffany Square property’s largest tenant, representing 72.1% of the Tiffany Square property’s rental revenue and 16.7% of the total rental revenue of NNN 2003 Value Fund, LLC as of December 31, 2006.

Pursuant to the terms of the lease agreement, by filing for protection under Chapter 11, PRC is deemed to be in default of the lease agreement. As such, the terms of the lease provide that we may elect to: (i) re-enter the premises and cure any default, (ii) terminate the lease agreement, (iii) terminate the right of PRC to possession of the premises without terminating the lease agreement or (iv) enforce the provisions of the lease through a court of law. PRC has reiterated to our property manager that their filing for protection under Chapter 11 is for reorganization, and not liquidation, and that they are still conducting business. As of the date of this Current Report on Form 8-K, PRC has made all payments due under their lease agreement. In the event of PRC’s default for non-payment under the lease, we will pursue the appropriate remedy under the lease accordingly.

Under our loan agreement secured by the Tiffany Square property, with an outstanding balance of $13,300,000 as of December 31, 2007, for which we are guarantor, we are required to notify the lender of any information regarding the amendment, modification, waiver of provisions of, termination, rental reduction of, surrender of space of, or shortening of the term of, any lease.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NNN 2003 Value Fund, LLC

January 31, 2008	By:	/s/ Richard T. Hutton, Jr.

Name: Richard T. Hutton, Jr.
Title: Chief Executive Officer